Exhibit 99.1

Zix Corporation Announces Third Quarter 2006 Financial Results
DALLAS — November 7, 2006 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), the leader in hosted services for email encryption and e-prescribing, today announced financial results for the third quarter ended September 30, 2006. ZixCorp recorded third quarter revenues of $4.7 million and recorded a third quarter 2006 net loss of $4.2 million, or 7 cents loss per share, compared with revenues of $3.5 million and a net loss of $14.5 million, or 40 cents loss per share, in the corresponding quarter in 2005.
“I’m pleased to report record revenues, which exceeded our previously provided guidance, as well as record margins for the Company this quarter,” said Rick Spurr, chairman and chief executive officer for ZixCorp. “We made a commitment to significantly improve the efficiency of our operations this year, and we have delivered on that commitment while still building top-line growth for the Company. We have now achieved the targeted headcount reductions as part of our cost-cutting actions and are still identifying and acting on other potential expenses to remove. We remain on our stated path to dramatic improvement in cash usage on the way to becoming cash flow positive, and in fact we are now expecting a lower than previously projected cash burn in the current quarter of between $2.5 and $3 million. This improvement in efficiency comes against a backdrop of positive market forces in both of our core businesses that will ultimately drive the Company to profitability.”
Corporate Highlights
•	The Company exceeded previously issued revenue guidance for the quarter of $4.4 to $4.6 million with over $4.7 million in revenues

•	ZixCorp had an ending cash balance for the quarter of $14.9 million at approximately the midpoint of its guidance range, which corresponds to a cash consumption of $4.7 million including $0.4 million in non-recurring costs such as severance payments

•	The Company achieved its headcount reduction target ahead of schedule as part of its previously disclosed cost-cutting actions, which have been designed to maintain a minimum cash balance of $7 million on the way to achieving cash flow breakeven

•	The Company has met all listing requirements to remain listed on the Nasdaq Global Market
Business Highlights
e-Prescribing
Zix Corporation | 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 37 0 2000 | fax 214 37 0 207 | www.zixcorp.com

•	ZixCorp recruited 883 new prescribers and deployed 460 prescribers, within its guidance range

•	The Company announced the next phase of its contract with Aetna for up to 750 prescribers, expanding into new markets in the New York City metropolitan area, Hartford, Connecticut, and Portland, Maine

•	ZixCorp’s largest customer, the eRx Collaborative in Massachusetts, announced improved results from its e-prescribing program, driven primarily by users of ZixCorp’s PocketScript® technology, including 3 percent to 3.5 percent lower pharmacy costs than from non e-prescribing doctors and 8,000 prescriptions changed in a month following an alert of a potentially dangerous drug interaction
Email Encryption:
•	ZixCorp booked $1.2 million in new first-year orders. This was a slight increase relative to Q3 2005. Total orders were $4.2 million, which was up 35 percent compared with the third quarter 2005

•	For the second consecutive quarter, the Company had a 100 percent renewal rate of its eligible customer contracts

•	The Company announced a milestone achievement of expanding its Email Encryption Service network to include over 6 million email recipients

•	In addition, ZixCorp continued to build its channel distribution with the announcement of a strategic partnership with Palisade Systems, which broadens the Company’s reach into the content monitoring and filtering space. Channel sales now account for approximately 15 percent of new orders
Financial Highlights for the Quarter
Revenues: Revenues were $4.7 million in the third quarter 2006, which was a 35 percent increase over the third quarter 2005. When the revenues for divested products are removed and only the company’s current products remain, the total revenues increased by 41percent in the third quarter 2006 compared with the third quarter 2005. The Company’s email encryption business increased revenue year-over-year by 33 percent, while e-prescribing increased by 70 percent. Email encryption’s rise was due to steady additions in the quarter to the subscriber base coupled with a 100 percent rate of renewal of existing customers. e-Prescribing revenues increased due to the growing installed base of deployed users and from achieving various performance-based metrics in the current contracts. The Company’s order backlog (contractually bound service contracts that represent future revenue to be recognized as the services are provided) was $25.5 million on September 30, 2006.
Zix Corporation | 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 37 0 2000 | fax 214 37 0 207 | www.zixcorp.com

Revenues by Product Third Quarter 2005 — 2006

			3-month Variance				9-month Variance
	Three Months Ended,		2006 vs. 2005		Nine Months Ended,		2006 vs. 2005
	2006	2005	$	%	2006	2005	$	%
Email Encryption	$3,585,000	$2,687,000	$898,000	33%	$10,287,000	$7,164,000	$3,123,000	44%
e-Prescribing	1,125,000	662,000	463,000	70%	2,527,000	2,376,000	151,000	6%

Subtotal before divested products or services	4,710,000	3,349,000	1,361,000	41%	12,814,000	9,540,000	3,274,000	34%

MI/WI Products	—	—	—	—	—	646,000	(646,000)	(100%)
Dr. Chart	—	135,000	(135,000)	(100%)	—	330,000	(330,000)	(100%)

Subtotal divested products or services	—	135,000	(135,000)	(100%)	—	976,000	(976,000)	(100%)

Total revenues	$4,710,000	$3,484,000	$1,226,000	35%	$12,814,000	$10,516,000	$2,298,000	22%

Gross Margin: Company-wide gross margin was $1.6 million (34 percent of revenue) for the third quarter 2006. The gross margin contribution from the email encryption business was $2.3 million (64 percent), while the gross margin for e-prescribing improved but remained negative, at negative $0.7 million for the third quarter 2006. The Company-wide gross margin for the same period in 2005 was negative $0.1 million or negative 3 percent of revenue. The year-on-year gross margin improvement of $1.7 million came from both email encryption and e-prescribing and was caused by a 35 percent year-on-year growth in revenue with essentially flat cost of revenues.
R&D and SG&A Expenditures: In the third quarter 2006, the combination of the Company’s research and development (R&D) expenses and its sales, general, and administrative (SG&A) expenses decreased by $0.8 million when compared with the same period in 2005, representing a decrease of 11 percent. The cash spending for these areas declined by $1.4 million as a result of divested products and cost-cutting, offset by a non-cash increase of $0.6 million from the implementation of FAS 123R (expensing of stock options).
Other Income and Expense: In the third quarter 2006, the Company recorded $1.2 million of other income. Of this amount, $1.1 million was a non-cash gain on a change in the fair value of derivative financial instruments and $0.1 million was net interest income. Regarding the gain on derivative instruments, the Company accounts for the warrants issued in connection with the April 5, 2006 private placement transaction as a derivative financial instrument. This treatment causes a quarterly mark-to-market valuation of the instrument, which can result in significant non-cash gains or losses for a period of up to two years from April 5, 2006.
Cash Utilization and Update on Cost Reductions: Cash and cash equivalents as of September 30, 2006, were $14.9 million. Net cash used by operating activities in the third quarter 2006 was $4.3 million, while the Company spent $0.3 million on capital asset purchases and $0.1 million on payment of debt. Cash used from operations in the same period 2005 was $6.0 million. The Company previously announced an initiative to reduce costs by 25 percent, which would be expected to result in over $2.5 million per quarter in savings and cash flow improvement. In the
Zix Corporation | 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 37 0 2000 | fax 214 37 0 207 | www.zixcorp.com

third quarter the Company realized $1.3 million in net savings from these reductions. The savings are expected to approximate $2.0 million in the fourth quarter 2006 and the full impact of the cost reductions is expected to be realized beginning in early 2007.
About Zix Corporation
Zix Corporation is the leading provider of hosted email encryption and e-prescribing services. ZixCorp’s hosted Email Encryption Service provides an easy and cost-effective way to ensure customer privacy and regulatory compliance for corporate email. Its PocketScript® e-prescribing service reduces costs and improves patient care by automating the prescription process between payors, doctors, and pharmacies. For more information, visit www.zixcorp.com.
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ZixCorp Contacts:
Public Relations: Farrah Corley (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Safe Harbor Statement for ZixCorp
The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Mr. Spurr’s statements, “We remain on our stated path to dramatic improvement in cash usage on the way to becoming cash flow positive, and in fact we are now expecting a lower than previously projected cash burn in the current quarter of between $2.5 and $3 million. This improvement in efficiency comes against a backdrop of positive market forces in both of our core businesses that will ultimately drive the Company to profitability,” are forward-looking statements and not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the company’s continued operating losses and substantial utilization of cash resources; the company’s ability to achieve broad market acceptance for the company’s products and services, including the company’s ability to enter into new sponsorship agreements for the electronic prescribing services offered by its PocketScript, Inc. subsidiary; the company’s ability to maintain existing and generate other revenue opportunities, including fees for scripts written, from its PocketScript e-prescription business; reliance on establishing and maintaining strategic relationships to gain customers and grow revenues; the expected increase in competition in the company’s e-messaging and e-prescription businesses; and the company’s ability to successfully and timely introduce new e-messaging and electronic prescription products, such as disease management enrollment or drug adherence reporting, and services or related products and services and implement technological changes. Further details on such risks and uncertainties may be found in the company’s public filings with the SEC.
Zix Corporation | 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 37 0 2000 | fax 214 37 0 207 | www.zixcorp.com

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues	4,710,000	3,484,000	12,814,000	10,516,000

Cost of revenues	3,131,000	3,580,000	9,596,000	10,979,000

Gross margin (loss)	1,579,000	(96,000)	3,218,000	(463,000)

Operating expenses:
Research and development expenses	1,630,000	1,495,000	4,851,000	5,005,000
Selling, general and administrative expenses	5,210,000	6,192,000	18,351,000	20,253,000
Customer deposit forfeiture	—	—	(1,000,000)	(960,000)
(Gain) loss on sale of product lines	(11,000)	4,649,000	(11,000)	3,699,000
Asset impairment charge	125,000	—	125,000	—

Total operating expenses	6,954,000	12,336,000	22,316,000	27,997,000

Operating loss	(5,375,000)	(12,432,000)	(19,098,000)	(28,460,000)

Other (expense) income:
Investment and other income	229,000	178,000	740,000	464,000
Interest expense	(114,000)	(2,205,000)	(1,009,000)	(5,031,000)
Gain on derivative liabilities	1,120,000	—	4,050,000	—
Loss on extinguishment of convertible debt	—	—	(871,000)	—

Total other (expense) income	1,235,000	(2,027,000)	2,910,000	(4,567,000)

Loss before income taxes	(4,140,000)	(14,459,000)	(16,188,000)	(33,027,000)
Income tax benefit (expense)	(11,000)	(22,000)	77,000	59,000

Net loss	$(4,151,000)	$(14,481,000)	$(16,111,000)	$(32,968,000)

Basic and diluted loss per common share	$(0.07)	$(0.40)	$(0.29)	$(0.98)

Basic and diluted weighted average common shares outstanding	59,638,839	36,499,291	56,201,207	33,744,143

Zix Corporation | 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 37 0 2000 | fax 214 37 0 207 | www.zixcorp.com

ZIX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	September 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$14,842,000	$20,240,000
Restricted cash	—	5,100,000
Receivables, net	637,000	149,000
Prepaid and other current assets	1,586,000	1,845,000

Total current assets	17,065,000	27,334,000

Restricted cash	35,000	35,000
Property and equipment, net	2,676,000	3,652,000
Goodwill, intangible and other assets	2,350,000	3,094,000

Total assets	$22,126,000	$34,115,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,189,000	$5,062,000
Deferred revenue	7,751,000	7,087,000
Customer deposits	2,024,000	1,000,000
Capital lease obligations	—	165,000
Promissory note payable	2,548,000	—
Short-term note payable	37,000	268,000
Convertible promissory note payable	—	4,404,000

Total current liabilities	16,549,000	17,986,000

Long-term liabilities:
Deferred revenue	1,670,000	1,261,000
Derivative liabilities	2,110,000	—
Customer deposits	—	2,000,000
Promissory note payable	—	2,226,000
Deferred rent	343,000	245,000

Total long-term liabilities	4,123,000	5,732,000

Total liabilities	20,672,000	23,718,000
Total stockholders’ equity	1,454,000	10,397,000

Total liabilities and stockholders’ equity	$22,126,000	$34,115,000

Zix Corporation | 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 37 0 2000 | fax 214 37 0 207 | www.zixcorp.com

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2006	2005
Operating activities:
Net loss	$(16,111,000)	$(32,968,000)
Non-cash items in net loss	1,037,000	11,754,000
Changes in operating assets and liabilities	204,000	2,030,000

Net cash used by operating activities	(14,870,000)	(19,184,000)

Investing activities:
Purchases of property and equipment	(1,024,000)	(1,299,000)
Sales and maturities of marketable securities	—	16,000,000
Purchase of restricted cash investment	—	(39,000)
Proceeds from restricted cash investments	5,100,000	—
Proceeds from sale of product lines	11,000	2,809,000

Net cash provided by investing activities	4,087,000	17,471,000

Financing activities:
Proceeds from private placement of common stock	11,817,000	15,016,000
Payment of expenses relating to private placement of common stock	(836,000)	(333,000)
Payment of convertible debt	(5,000,000)	—
Payment of premium on convertible debt	(200,000)	—
Payment of short-term note payable, capital leases and other	(396,000)	(401,000)
Proceeds from exercise of stock options	—	28,000
Proceeds from exercise of warrants	—	1,355,000
Other	—	(28,000)

Net cash provided by financing activities	5,385,000	15,637,000

(Decrease) increase in cash and cash equivalents	(5,398,000)	13,924,000
Cash and cash equivalents, beginning of period	20,240,000	3,856,000

Cash and cash equivalents, end of period	$14,842,000	$17,780,000

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Zix Corporation | 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 37 0 2000 | fax 214 37 0 207 | www.zixcorp.com